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                                                                    EXHIBIT 99.1


[LETTERHEAD] KINDERCARE(R) NEWS

                                                         FOR IMMEDIATE RELEASE


CONTACT:         FOR KINDERCARE                          FOR KKR
                 --------------                          -------
                 THOMAS D. JOHNSON, JR.                  RUTH PACHMAN/DAWN DOVER
                 DIRECTOR OF INVESTOR RELATIONS          JOSH PEKARSKY
                 AND MARKETING                           KEKST AND COMPANY
                 (334) 260-7668                          (212) 593-2655

                  KINDERCARE CLOSES MERGER WITH KKR AFFILIATE

Montgomery, Al. - February 13, 1997 - KinderCare Learning Centers, Inc.
(Nasdaq: KCLC) today announced the successful closing of its merger with an affiliate of Kohlberg Kravis Roberts & Co. (KKR). Approximately 85% of the outstanding shares of KinderCare common stock were voted in favor of the merger.

As previously announced, KinderCare shareholders were able to elect to receive $19.00 in cash for each of their shares or to retain existing KinderCare common stock. The election was subject to proration so that approximately 93% of the outstanding KinderCare shares would be exchanged for cash and approximately 7% would be retained by existing shareholders. Since KinderCare shareholders elected to retain more than 7% of the outstanding shares of KinderCare common stock, approximately 27% of the shares with respect to which a properly completed election was made to retain shares will be retained, and the remaining shares with respect to which an election was made will be converted into the right to receive $19.00 per share in cash. With respect to shares of KinderCare common stock which did not elect to be retained, all shares will be converted into the right to receive $19.00 per share in cash.

KinderCare is the largest preschool and child care provider in the United States. At the end of the second quarter of fiscal 1997, under the banners of KinderCare Learning Centers, Inc., KINDERCARE AT WORK(R) and KID'S CHOICE(TM), the company operated 1148 centers in 38 states and the United Kingdom with an enrollment of approximately 125,000 full-time and part-time children and employed approximately 22,000 people. Children's education programs include: toddler programs Look at Me(R) and Let Me Do It(R); preschool programs My Window on the World(R) and Once Upon a Time...(R); and the schoolage program KC Imagination Highway(TM). The Company was founded in 1969 and is headquartered in Montgomery, Alabama.

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         KinderCare Learning Centers, Inc. - 2400 Presidents Drive -
                 Montgomery, Alabama 36116 - (334) 277-5090